Exhibit 99.1

PREFORMED LINE PRODUCTS ANNOUNCES THIRD QUARTER 2023 FINANCIAL RESULTS

CLEVELAND, OHIO – NOVEMBER 1, 2023 - Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its third quarter of 2023.

Q3 2023 Highlights:

•
Net sales decline of 3%
•
Diluted EPS of $3.03, an improvement of 28%
•
Net cash provided by operating activities improved by $79.2 million

Net sales in the third quarter of 2023 were $160.4 million compared to $165.4 million in the third quarter of 2022, a 3% decrease caused primarily by weakness in the communications market. Foreign currency translation increased third quarter 2023 net sales by $1.4 million.

Net income for the quarter ended September 30, 2023 was $15.1 million, or $3.03 per diluted share, compared to $11.9 million, or $2.36 per diluted share, for the comparable period in 2022. The third quarter of 2023 net income was negatively impacted by lower gross profit due to a decrease in net sales. Gross profit as a percentage of net sales was 33.7% for the third quarter of 2023, a decrease of 150 basis points versus the same quarter in 2022. The comparability of quarterly results was impacted by the goodwill impairment charge of $6.5 million recorded in Q3 2022. Currency translation rates had an unfavorable effect on net income of $0.1 million.

Net sales increased 12% to $524.1 million for the first nine months of 2023 compared to $467.1 million for the first nine months of 2022. Currency translation rates reduced net sales by $5.6 million for the nine months ended September 30, 2023.

Net income for the nine months ended September 30, 2023 was $57.0 million, or $11.39 per diluted share, compared to $37.9 million, or $7.60 per diluted share, for the comparable period in 2022. YTD September 30, 2023 net income benefited from the 12% YTD increase in net sales with related fixed cost leverage as well as the realization of price increases offsetting the impact of inflation on commodities and freight. Currency translation rates had an unfavorable effect on net income of $0.7 million.

Rob Ruhlman, Chairman and Chief Executive Officer, said, “While we continue to report strong sales and earnings for the quarter ended September 30, 2023, our financial results were adversely impacted by the pullback in spending among communication network operators worldwide. This impact was exacerbated by the elevated inventory levels at many of our customers caused by overbuying during the recent supply chain crisis. The soft demand in the communications market and inventory destocking across all markets resulted in lower order rates causing a 21% reduction of backlog during the quarter. We remain optimistic and excited about the future prospects for both our communications and energy product end markets and are well positioned to achieve growth thanks to operational improvements, new product introductions, and additional capacity that we put in place over the last three years as well as the significant government stimulus programs that are expected to benefit our core markets. We continue to focus on the delivery of high-quality products and timely service that our customers have come to expect from our dedicated global workforce.”

FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in global business conditions and the economy due to factors such as inflation, rising interest rates, labor disruptions, military conflict, political instability, exchange rates and lingering effects of COVID-19, the strength of demand and availability of funding for the Company’s products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company’s products, the cost, availability and quality of raw materials required for the manufacture of products, opportunities for business growth through acquisitions and the ability to successfully integrate any acquired businesses, changes in regulations and tax rates, security breaches, litigation and claims and the Company’s ability to continue to develop proprietary technology and maintain high-quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the Company’s 2022 Annual Report on Form 10-K filed with the SEC on March 3, 2023 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

ABOUT PLP

PLP protects the world’s most critical connections by creating stronger and more reliable networks. The company’s precision-engineered solutions are trusted by energy and communications providers worldwide to perform better and last longer. With locations in 20 countries, PLP works as a united global corporation, delivering high-quality products and unparalleled service to customers around the world.

MEDIA RELATIONS INVESTOR RELATIONS

JOSH NELSON ANDREW S. KLAUS

MANAGER, MARKETING COMMUNICATIONS CHIEF FINANCIAL OFFICER

+1 440 473 9120 +1 440 473 9246

JOSH.NELSON@PLP.COM ANDY.KLAUS@PLP.COM

PREFORMED LINE PRODUCTS COMPANY

CONSOLIDATED BALANCE SHEETS

	September 30, 2023	December 31, 2022
(Thousands of dollars, except share and per share data)	(Unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$43,736	$37,239
Accounts receivable, less allowances of $6,942 ($5,600 in 2022)	126,019	125,261
Inventories, net	149,643	147,458
Prepaid expenses	8,334	13,283
Other current assets	10,454	4,929
TOTAL CURRENT ASSETS	338,186	328,170
Property, plant and equipment, net	201,105	175,011
Goodwill	28,447	28,004
Other intangible assets, net	12,728	14,082
Deferred income taxes	6,925	5,320
Other assets	19,212	17,892
TOTAL ASSETS	$606,603	$568,479
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$51,451	$46,839
Notes payable to banks	10,893	18,098
Current portion of long-term debt	6,680	3,018
Accrued compensation and other benefits	30,210	24,356
Accrued expenses and other liabilities	36,568	23,024
TOTAL CURRENT LIABILITIES	135,802	115,335
Long-term debt, less current portion	45,269	68,420
Other noncurrent liabilities and deferred income taxes	25,704	26,100
SHAREHOLDERS' EQUITY
Common shares – $2 par value per share, 15,000,000 shares authorized, 4,893,469 and 4,917,020 issued and outstanding, at September 30, 2023 and December 31, 2022	13,559	13,351
Common shares issued to rabbi trust, 241,528 and 245,386 shares at September 30, 2023 and December 31, 2022, respectively	(10,069)	(10,261)
Deferred compensation liability	10,069	10,261
Paid-in capital	59,548	53,646
Retained earnings	514,839	460,930
Treasury shares, at cost, 1,891,268 and 1,758,901 shares at September 30, 2023 and December 31, 2022, respectively	(117,702)	(99,303)
Accumulated other comprehensive loss	(70,431)	(69,987)
TOTAL PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS' EQUITY	399,813	358,637
Noncontrolling interest	15	(13)
TOTAL SHAREHOLDERS' EQUITY	399,828	358,624
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$606,603	$568,479

PREFORMED LINE PRODUCTS COMPANY

STATEMENTS OF CONSOLIDATED INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
(Thousands of dollars, except share and per share data)
Net sales	$160,438	$165,402	$524,076	$467,097
Cost of products sold	106,301	107,109	337,328	314,147
GROSS PROFIT	54,137	58,293	186,748	152,950
Costs and expenses
Selling	12,732	11,245	38,133	33,573
General and administrative	17,794	17,467	54,624	50,724
Goodwill impairment	—	6,529	—	6,529
Research and engineering	5,840	4,741	16,793	14,878
Other operating expense, net	(2,307)	937	(10)	2,472
	34,059	40,919	109,540	108,176
OPERATING INCOME	20,078	17,374	77,208	44,774
Other (expense) income
Interest income	478	143	1,201	359
Interest expense	(998)	(819)	(3,198)	(2,129)
Other income, net	18	898	165	6,497
	(502)	222	(1,832)	4,727
INCOME BEFORE INCOME TAXES	19,576	17,596	75,376	49,501
Income tax expense	4,431	5,707	18,348	11,590
NET INCOME	$15,145	$11,889	$57,028	$37,911
Net income attributable to noncontrolling interests	(15)	(2)	(28)	(27)
NET INCOME ATTRIBUTABLE TO PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS	$15,130	$11,887	$57,000	$37,884
AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING:
Basic	4,906	4,937	4,929	4,935
Diluted	4,990	5,036	5,006	4,983
EARNINGS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS:
Basic	$3.08	$2.41	$11.56	$7.68
Diluted	$3.03	$2.36	$11.39	$7.60

Cash dividends declared per share	$0.20	$0.20	$0.60	$0.60